Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com	Austin Beijing Dallas Dubai Houston London New York Research Triangle Park The Woodlands Washington, DC

February 4, 2014

LRR Energy, L.P.

Heritage Plaza

1111 Bagby Street, Suite 4600

Houston, Texas  77002

Ladies and Gentlemen:

We have acted as special counsel to LRR Energy, L.P., a Delaware limited partnership (the “Partnership”), in connection with the offering, from time to time, of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $75,000,000 (the “Common Units”), on terms to be determined at the time of the offering thereof, pursuant to a registration statement on Form S-3 (File No. 333-190865) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on August 28, 2013 and declared effective by the SEC on September 10, 2013. A prospectus supplement dated February 4, 2014, which together with the prospectus filed with the Registration Statement (the “Base Prospectus”) constitute the “Prospectus,” will be filed with the SEC on February 4, 2014 pursuant to Rule 424(b) promulgated under the Securities Act.

In arriving at the opinions expressed below, we have examined the following:

(i)                                     the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware Act”);

(ii)                                  the Certificate of Limited Partnership and the First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of the Partnership;

(iii)                               a specimen of the certificate representing the Common Units;

(iv)                              the Registration Statement;

(v)                                 the Prospectus;

(vi)                              the At-the-Market Issuance Sales Agreement dated February 4, 2014 by and among the Partnership, LRE GP, LLC, the general partner of the Partnership (the “General Partner”), and LRE Operating, LLC, a wholly owned subsidiary of the Partnership (“OLLC”), and MLV& Co. LLC (the “Sales Agreement”); and

(vii)                           the originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials, officers and representatives of the Partnership and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all the documents supplied to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies. In conducting our examination of documents executed by parties other than the Partnership, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. We have also assumed that all Common Units will be issued and sold in the manner described in the Prospectus and in accordance with the terms of the Sales Agreement.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.              The issuance of the Common Units by the Partnership in accordance with the terms of the Sales Agreement has been duly authorized by the General Partner.

2.              When the Common Units have been issued and delivered in accordance with the terms of the Sales Agreement, the Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable, except as such non-assessability may be affected by the matters described below:

•                  If a court were to determine that the right or exercise of the right provided under the Partnership Agreement by the holders of Common Units (the “Limited Partners”) of the Partnership as a group (i) to remove or replace the General Partner, (ii) to approve certain amendments to the Partnership Agreement or (iii) to take certain other actions under the Partnership Agreement constituting “participation in the control” of the Partnership’s business for purposes of Section 17-303 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), then the Limited Partners could be held personally liable for the Partnership’s obligations under the laws of Delaware, to the same extent as the General Partner with respect to persons who transact business with the Partnership and reasonably believe that such Limited Partner is a general partner.

•                  Under Section 17-607 of the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

•                  Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of the Partnership’s ownership of OLLC or otherwise, it were determined that the Partnership was conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the Limited Partners as a group to remove or replace the General Partner, to approve certain amendments to the Partnership Agreement, or to take other action under the Partnership constitutes or constituted “participation in the control” of the Partnership’s business for purposes of the statutes of any relevant jurisdiction, then the Limited Partners could be held personally liable for the obligations of the Partnership under the law of that jurisdiction to the same extent as the General Partner under the circumstances.

We express no opinion other than as to the federal laws of the United States of America and the Delaware Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws). We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed on the date hereof and to the reference to this firm under the heading “Legal Matters” in the Prospectus and “Validity of Securities” in the Base Prospectus. In giving these consents, we do not admit that we are “experts” under the Securities Act, or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ Andrews Kurth LLP